Exhibit 99.1
Earnings News
Investor Relations Department Phone: 1-866-317-4677 www.arotech.com

FOR IMMEDIATE RELEASE

AROTECH ANNOUNCES FISCAL 2006 SECOND QUARTER AND SIX-MONTH RESULTS

Quarterly revenues drop to $7.4 million as significant Armor orders deferred to second half of 2006 and beginning of 2007

Company backlog reaches record $42.5 million

Ann Arbor, Michigan, August 14, 2006 -- Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and six months ended June 30, 2006.

Revenues for the second quarter of 2006 were $7.4 million, a decline of $4.8 million, or 39%, from the corresponding period in 2005. The revenue shortfall was primarily attributable to the deferment of orders for the Company’s “David” vehicles by the Israeli Defense Force (“IDF”) and deferred revenues in the Company’s simulation business. The Company expects to begin to record a portion of deferred revenues in the second half of 2006.

Gross Profit for the quarter was $1.3 million or 18% of revenues, compared to $3.6 million or 30% of revenues for the corresponding period in 2005. The decline is due to the overall decreased company sales and the initial costs in respect to the production of new products in the Armor Division.

The Company recorded an operating loss for the quarter of $3.3 million, compared to an operating loss of $4.5 million in the corresponding period in 2005.

The Comparable Net Loss from continuing operations for the quarter was $8.2 million or ($0.98) per share, compared to a net loss of $5.4 million or ($0.94) per share for the corresponding period in 2005. A non-cash expense of $5.0 million relating to the conversion of the Company’s convertible notes was recorded in the second quarter of 2006 results.

Backlog

Backlog of orders totaled approximately $42.5 million at the end of the second quarter, up $22 million from a year earlier and up $3.6 million sequentially from the first quarter. Approximately 59% of the backlog was related to the “David” vehicle and 28% was related to the Company’s simulation business.

Cash Position as at June 30, 2006

Cash-on-hand and cash equivalents, restricted securities and deposits due within one year and available-for-sale marketable securities stood at the end of the quarter at $4.6 million in

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cash, $8.3 million in restricted collateral securities and cash deposits due within one year and $38,172 in marketable securities, as compared with $6.2 million in cash and cash equivalents and $3.9 million in restricted securities and deposits due within one year and $35,984 in marketable securities as at December 31, 2005.

Stockholders’ Equity stood at the end of the quarter at approximately $52.2 million.

Results for the First Half, 2006

Revenues for the first six months, 2006 were $16.3 million, compared to $22.6 million for the corresponding period in 2005, a decrease of $6.3 million or 28%.

Gross Profit for the first six months, 2006, was $3.6 million or 22% of revenues, compared to $7.6 million or 34% of revenues for the corresponding period in 2005.

The Operating Loss for the first six months, 2006, was $6.1 million, compared to an operating loss of $6.2 million in the corresponding period in 2005.

The Comparable Net Loss for the six month period was $12.4 million or ($1.67) per share, compared to a net loss of $8.1 million or ($1.37) per share for the corresponding period in 2005. The net loss for the first half of 2006 included $6.5 million in non-cash financial expenses.

Management Discussion

“We are obviously disappointed that revenues for the armor division will be deferred into the second half of the year and the beginning of 2007, but we hope to realize a portion of these orders in the third quarter and the ensuing quarters,” said Robert S. Ehrlich, Arotech Chairman and CEO. “We remain committed to streamlining operations in each division through consolidation and cost reductions. Our primary goal remains to achieve profitability and enhance long term shareholder value. We are very encouraged by the overall demand in our simulation business and we believe the demand for the ‘David’ vehicle will be significant in the next 12 months,” added Mr. Ehrlich.

Conference Call

Arotech Corporation will hold a conference call to discuss its second quarter 2006 results, tomorrow, Tuesday August 15, 2006, at 9:00 a.m. ET. Those wishing to take part in the conference call should call 1-800-967-7184 or +1-719-457-2633 (international) a few minutes before the 9:00 a.m. ET start time. In addition, a replay option will be available from Tuesday, August 15, 2006 at 11:00 a.m. ET until Saturday, August 19, 2006 at 11:59 p.m. ET. The replay telephone number is 1-888-203-1112 (US) and +1-719-457-0820 (international). The replay pass code is 1779174.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Simulation and Training and Battery and Power Systems.

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Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Alabama, Michigan and Israel.

INVESTOR RELATIONS CONTACT:

CONTACT:
Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the results of our restructuring program. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; dilution resulting from issuances of Arotech’s common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of Arotech’s stock decreases; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six months ended June 30,		Three months ended June 30,
	2006	2005	2006	2005
Revenues	$16,310,747	$22,624,355	$7,414,335	$12,236,910
Cost of revenues	12,742,129	14,981,150	6,089,377	8,609,276
Gross profit	3,568,618	7,643,205	1,324,958	3,627,634
Operating expenses:
Research and development	520,629	898,504	216,017	483,826
Selling and marketing	1,748,132	2,222,692	848,864	1,063,873
General and administrative	6,240,808	6,720,816	3,138,272	3,364,406
Amortization of intangible assets	970,885	1,646,241	460,193	823,153
Impairment of goodwill and other intangible assets	204,059	2,389,129	--	2,389,129
Total operating costs and expenses	9,684,513	13,877,382	4,663,346	8,124,387
Operating loss	(6,115,895)	(6,234,177)	(3,338,388)	(4,496,753)
Other income	35,988	--	18,482	--
Financial expenses, net	(6,458,796)	(1,306,466)	(4,997,660)	(837,608)
Loss before minority interest in (loss) earnings of subsidiaries, earnings from affiliated company and tax expenses	(12,538,703)	(7,540,643)	(8,317,566)	(5,334,315)
Income tax expenses	(54,053)	(267,218)	(14,081)	(49,954)
Minority interest in (loss) earnings of subsidiaries	25,943	(71,153)	16,754	(38,199)
Earnings from affiliated company	138,030	--	99,558	--
Loss from continuing operations	(12,428,783)	(7,879,014)	(8,215,335)	(5,422,514)
Loss from discontinued operations	--	(200,000)	--	(200,000)
Net loss	(12,428,783)	(8,079,014)	(8,215,335)	(5,622,514)
Deemed dividend to certain shareholders	(434,185)	--	(116,978)	--
Net loss attributable to common shareholders	$(12,862,968)	$(8,079,014)	$(8,332,313)	$(5,622,514)
Basic and diluted net loss per share from continuing operations	$(1.67)	$(1.37)	$(0.98)	$(0.94)
Basic and diluted net loss per share from discontinued operation	$0.00	$(0.03)	$0.00	$(0.03)
Basic and diluted net loss per share[1]	$(1.73)	$(1.41)	$(0.99)	$(0.97)
Weighted average number of shares used in computing basic and diluted net loss per share	7,438,333	5,745,826	8,384,433	5,770,009
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        1 Includes $434,185 and $116,978 deemed dividend in the calculation of the loss per share for the respective six months ended 6/30/06 and three months ended 6/30/06.

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